Exhibit 99.1

Atlantic Union Bank Provides Update on SBA Paycheck Protection Program

Richmond, Va., April 6, 2020 – Atlantic Union Bank today provided an update on the initial interest it has received in the Small Business Administration (SBA) Paycheck Protection Program (PPP).  The PPP is intended to provide economic relief to small businesses with fewer than 500 employees that are adversely impacted by the COVID-19 pandemic.

“We have been able to quickly adapt and adjust to a new working environment while continuing to deliver a high level of customer service,” said John C. Asbury, CEO of Atlantic Union Bank.  “Nearly 90% of our non-branch workforce is working remotely including our call centers, but we continue to work together as one team for our clients.  Our teammates, including 200 over the weekend, worked tirelessly to put our clients at the forefront of this process and it really showed in our ability to offer a smooth application process from day one.”

Atlantic Union Bank began accepting applications on Friday and as of 3:30 p.m. EDT on Monday, April 6, Atlantic Union Bank has accepted more than 4,600 applications for approximately $1.2 billion in funding under the Paycheck Protection Program.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 149 branches and approximately 170 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Senior Vice President and Director of Investor Relations 804.448.0937

Beth Shivak, Vice President and Director of Corporate Communications 804.327.5746